SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                             Commission File Number 000-52600
                                                   -----------

                           Podium Venture Group, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                  424 Fore St.
                                    2nd Floor
                               Portland, ME 04101
                                  207-772-3202
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                        PHARMACEUTICAL LABORATORIES, INC.
                           (former name of registrant)

                    Common Stock, $0.001 par value per share
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      none
          -------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii) [X]           Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 442 shareholders of record as of April 30, 2007


     Pursuant to the requirements of the Securities Exchange Act of 1934, PODIUM VENTURE GROUP, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 30, 2007
     ----------------
                                            BY:  /s/  Jim McGinley, President
                                               ---------------------------------
                                                      Jim McGinley, President